Exhibit A

Exhibit A

Joint Filing Agreement

The undersigned hereby agrees that they are filing jointly pursuant to Rule 13-d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to ordinary shares of Class A Ordinary Shares of Target Global Acquisition I Corp. The undersigned further agree and acknowledge that such shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Target Global Sponsor Ltd.

By:	/s/ Heiko Dimmerling
	Name:	Heiko Dimmerling
	Title:	Authorized Signatory

Shmuel Chafets

By:	/s/ Shmuel Chafets

Yaron Valler

By:	/s/ Yaron Valler

Dated: 6/24/2024